                                    EXHIBIT 8

                                [Form of Opinion]

_______________, 2006

The Farwell State Savings Bank
399 West Main Street
Farwell, Michigan 48622

Farmers State Bank of Breckenridge
316 East Saginaw
Breckenridge, Michigan 48615

IBT Bancorp, Inc.
200 East Broadway
Mt. Pleasant, Michigan 48858

Dear Board of Directors:

Re: Tax Opinion--Merger of Farwell State Savings Bank with and into Farmers
    State Bank of Breckenridge, a wholly-owned subsidiary of IBT Bancorp, Inc.

You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Farwell State Savings Bank ("Farwell") with and into Farmers State Bank of Breckenridge ("Farmers"), a wholly-owned subsidiary of IBT Bancorp, Inc. ("IBT"), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 2, 2006, by and among Farmers, Farwell, and IBT (the "Merger Agreement"). All capitalized terms not defined herein shall have the meanings given to them in the Merger Agreement.

                                     FACTS:

In connection with this opinion, we have reviewed (i) the Merger Agreement, (ii) the Form S-4, including the Proxy Statement/Prospectus forming a part thereof, and (iii) such other documents concerning the Merger as we have deemed necessary (the documents referred to in (i), (ii), and (iii) above, collectively, the "Merger Documents").

With respect to the various factual matters material to our opinion, we have relied upon certificates of certain officers of IBT and Farwell (the "Officers' Certificates"). We have assumed the correctness of the factual matters contained in such reliance sources and have made no independent investigation for the purpose of confirming that such factual matters are correct. As to all matters in which a person or entity has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no plan, intention, understanding or agreement. We have also assumed that the Merger will be consummated in accordance with the Merger Agreement.


                                   Exhibit 8-1

We have assumed (i) the genuineness of all signatures on the Merger Documents;
(ii) the due authorization, execution and delivery of all documents and the validity and binding effect thereof; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals from which the copies were made; (v) the legal capacity of natural persons; and (vi) the correctness, without qualification, of any statement made in any of the documents referred to herein "to the best of the knowledge" of any person or party.

We have also assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance with the provisions of the Merger Agreement and as described in the Form S-4 (and that no transaction or condition described therein and affecting this opinion will be waived by any party), and
(ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are, and will be as of the Effective Time of the Merger, true, complete and correct, and the Form S-4 is true complete and correct. If any of the above-described assumptions are untrue for any reason or if the transaction is not consummated in accordance with the provisions of the Merger Agreement and as described in the Form S-4, our opinion set forth below may be adversely affected.

                                    OPINION:

Based on the foregoing and subject to the limitations and qualifications set forth herein, we give our opinion as follows:

1. The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"), and IBT, Farmers and Farwell will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized for federal tax purposes by IBT, Farmers or Farwell as a result of the Merger.

3. A Farwell shareholder who receives IBT Shares and cash in exchange for Farwell Shares will be treated as receiving such Merger Consideration as a payment in redemption of such Farwell Shares subject to the provisions of
     Section 302 of the Code. If the deemed redemption is treated as an exchange under Section 302(b) of the Code, gain, but not loss, will be recognized to the extent of the lesser of: (i) the amount of cash received by the Farwell shareholder, or (ii) the excess of (A) the sum of the value of Farwell Shares and cash received by such Farwell shareholder over (B) the Farwell shareholder's aggregate tax basis in the Farwell Shares exchanged. If the deemed redemption is treated as a dividend under Section 302 of the Code, the Farwell shareholder will recognize the amount of gain described in the immediately preceding sentence, and such gain will be treated as a dividend to the extent of such Farwell shareholder's ratable share of accumulated earnings and profits.

4. Any Farwell shareholder who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of Section 302 of the Code. Gain or loss will be realized and recognized by such Farwell shareholder measured by the difference between the redemption price and the portion of the Farwell shareholder's basis in the Farwell Shares allocable to such fractional share interest.

5. The aggregate tax basis of the IBT Shares received by each Farwell shareholder will be equal to the aggregate tax basis of such Farwell shareholder's Farwell Shares surrendered therefor in the Merger decreased by any cash received, and by the amount of any tax basis allocable to any fractional share interest for which cash is received, and increased by any gain recognized.


                                   Exhibit 8-2

6. The holding period under Section 1223 of the Code for the shares of IBT Shares received by each Farwell shareholder will include the holding period for the Farwell Shares of such Farwell shareholder surrendered therefor in the Merger, provided that the Farwell shareholder held such shares as a capital asset on the date of the Merger.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and other authorities as we have considered relevant. Our opinion is limited to the existing federal tax law of the United States of America and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated. No opinion is implied or may be inferred beyond such matters.

Our opinion expressed herein is made in connection with the Merger and is solely for the benefit of Farmers, Farwell and IBT and the Farwell shareholders. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

Very truly yours,

FOSTER, SWIFT, COLLINS & SMITH, P.C.


                                   Exhibit 8-3